Exhibit 1A-12

Jeffrey Turner – Attorney at Law

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in the State of Utah

October 29, 2021

Gail Levy

Chief Executive Officer

Ficaar, Inc.

244 Madison Ave, #1249

New York, NY 10016

Dear Ms. Levy:

I have acted, at your request, as special counsel to Ficaar, Inc., a Georgia corporation (the “Company”), for the purpose of rendering an opinion as to the legality of up to 75,000,000 shares of Company common stock, no par value, offered by the Company at a price to be determined after qualification within the range of $1.00-$3.00 per share of Company common stock to be offered and distributed by Company (the “Shares”), pursuant to a Tier 2 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Georgia, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the "Documents") have been duly authorized and executed; (b) the Documents are legally valid, binding, and enforceable in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by the Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The foregoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 1A-12 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

JDT Legal, PLLC

/s/ Jeffrey Turner
Jeffrey Turner